Exhibit 10(aa)

Execution Copy

FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

CENTERLINE FINANCIAL HOLDINGS LLC

SCHEDULES
Schedule A	-	Addresses for Notices
Schedule B	-	Allocations
Schedule C	-	Independent Managers
EXHIBITS
Exhibit A	-	Members and Membership Interests

FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
CENTERLINE FINANCIAL HOLDINGS LLC

THIS FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF CENTERLINE FINANCIAL HOLDINGS LLC (formerly known as Centerbrook Holdings LLC), a Delaware limited liability company (the “Company”), dated as of March 5, 2010, is entered into by and among Centerline Capital Group Inc. (formerly known as Charter Mac Corporation), a Delaware corporation (“CCG”), and Natixis Financial Products Inc. (formerly known as IXIS Financial Products Inc.), a Delaware corporation (“Natixis”), as the members, and Joseph K. Winrich and Robert K. Rowell, as the Independent Managers (as defined below).

WHEREAS, the Company was formed under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) (as amended from time to time, the “Company Act”), by the filing of a Certificate of Formation of the Company with the Delaware Secretary of State on December 20, 2005 (as amended from time to time, the “Certificate”);

WHEREAS, effective as of June 28, 2006, the members entered into the Company’s Limited Liability Company Agreement (the “Original LLC Agreement”); and

WHEREAS, the parties hereto, effective as of the date hereof (the “Amendment Effective Date”), wish to amend and restate the Original LLC Agreement in its entirety as set forth herein.

NOW THEREFORE, in consideration of the mutual covenants herein contained, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

ARTICLE 1
DEFINED TERMS

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.  Capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

“Additional Capital” has the meaning set forth in 4.2(a).

“Administrator” means CAHA, as Administrator under the Administrative Services Agreement, or any successor pursuant to the terms of the Administrative Services Agreement.

“Administrative Services Agreement” means the Administrative Services Agreement dated as of June 28, 2006 between the Company and the Administrator, or any successor agreement with a successor Administrator, as amended from time to time.

“Affiliate” means, with respect to any Entity, any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, any such Entity and, if such Person is an individual, any member of the immediate family (including without limitation parents, spouse, children and siblings) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust.  The term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, provided that, in any event, any Person that owns directly or indirectly securities having 5% or more of the voting power for the election of directors or other governing body of a corporation or 5% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agreement” means this First Amended and Restated Limited Liability Company Agreement, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

“Amendment Effective Date” has the meaning set forth in the preamble.

“Available Cash” means, with respect to the applicable period, the excess, if any, of

(a)           the gross cash receipts of the Company and its Subsidiaries for such period from all sources whatsoever, including cash released by the Managing Member from previously established reserves, plus any previously undistributed Available Cash from any prior period, over

(b)           the total cash paid by the Company and its Subsidiaries during such period for all purposes of the Company whatsoever.

“Bankruptcy Code” means the U.S. Bankruptcy Code of 1978, as amended from time to time.

“CAHA” means Centerline Affordable Housing Advisors LLC.

“Call Notice” has the meaning set forth in Section 4.2(a).

“Capital Contribution” means, with respect to any Member, any cash which such Member contributes or is deemed to contribute to the Company pursuant to Section 4.2.

“Capital Model” has the meaning set forth in the CFIN Operating Agreement.

“CDS” means any credit default swap or other form of credit intermediation entered into (including by way of novation or assignment) by the Company, CFIN or Natixis, with respect to the Credit Enhancement Business.

“Certificate” has the meaning set forth in the preamble.

“CFIN” means Centerline Financial LLC (formerly known as Centerbrook Financial LLC), a Delaware limited liability company.

“CFIN Operating Agreement” means the Second Amended and Restated Limited Liability Company Agreement of CFIN, dated as of December 14, 2007, entered into by the Company, Joseph K. Winrich and Robert K. Rowell, as amended from time to time.

“Charter Member” means Centerline Capital Group Inc. (formerly known as Charter Mac Corporation), a Delaware corporation, in such Person’s capacity as a member of the Company, including its permitted successors and assigns.

“Charter Member Interest” means the Membership Interest of the Charter Member in the Company.

“CHC” means Centerline Holding Company (formerly known as CharterMac), a Delaware statutory trust.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder.  Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Company” has the meaning set forth in the preamble.

“Company Act” has the meaning set forth in the preamble.

“Company Auditor” means Deloitte & Touche LLP.

“Company Purposes” has the meaning set forth in Section 3.1.

“Company Year” means each fiscal year of the Company, which shall be the calendar year beginning on January 1 and ending on December 31.

“Credit Agreement” means the Senior Secured Credit Agreement dated as of March 5, 2010 among the Company, the lenders party thereto, and Natixis as administrative agent, as amended from time to time.

“Credit Enhancement Business” means any of the following:

(a)           Credit enhancement of tax exempt or taxable multi-family revenue bonds or other debt obligations relating to multi-family real estate, including multi-family real estate that is newly constructed or under construction or rehabilitation or relating to existing properties.

(b)           Credit enhancement of TOB Tax-Exempt Certificates relating to individual or pooled multi-family housing revenue bonds held by a trust or other investment vehicle.

(c)           Credit enhancement of Tax Credit Investments, including the returns and tax benefits realized by Pass Through Entities which invest directly or through Pass Through Entities in multi-family properties anticipated to be entitled to Tax Credits, including Local Partnerships.
(d)           Issuance of recapture bonds to be provided to the IRS to avoid a recapture of Tax Credits in accordance with Section 42 of the Code following a change of ownership of multi-family real estate or the entities owning such multi-family real estate.
“Entity” means any general partnership, limited partnership, corporation, joint venture, trust, business trust, statutory trust, real estate investment trust, limited liability company, limited liability partnership, cooperative, association or other legal entity.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Forced Sale” means the sale of all or substantially all of the assets and properties of the Company in a bona fide arm’s length transaction to or with a Person not otherwise an Affiliate of the Company or CHC or a Subsidiary thereof or any of the Company’s Members.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Holdings CDS Swap” means the credit default swap dated as of the date hereof between the Company and Natixis pursuant to which the Company will indemnify Natixis for any amounts Natixis advances under its credit default swaps with the Tax Credit Partnerships that Natixis is not reimbursed for under the corresponding CDS with CFIN.

“Indemnitee” means

(a)           any Person that is made a party to, or is a witness in, or is threatened to be made a party to or a witness in, or is otherwise involved in, any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of such Person’s status as

(i)           a Member or an Affiliate of a Member,

(ii)           an officer or director of the Company,

(iii)           a director or officer of a Member or an Affiliate of a Member,

(iv)           a director, trustee, member, or officer of any other Entity, if such Person is serving in such capacity at the request of the Company or the Managing Member,

(v)           the Managing Member,

(vi)           the Administrator, or an officer or director of the Administrator, or

(vii)           an Independent Manager or an Affiliate of an Independent Manager; and

(b)           such other Persons (including Affiliates of a Member, an Independent Manager or the Company) as the Managing Member may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

“Independent Managers” means the Persons meeting the criteria set forth in Section 7.9 and shall initially be the Persons set forth in Schedule C.

“Interest Rate” means the prime rate of interest published from time to time by Bank of America, N.A., or its successor, or, if such rate is not published, as determined by the Managing Member by any other reasonable means.

“IRS” means the Internal Revenue Service of the United States.

“Lien” means any lien, security interest, mortgage, deed of trust, charge, claim, encumbrance, pledge, option, right of first offer or first refusal and any other right or interest of others of any kind or nature, actual or contingent, or other similar encumbrance of any nature whatsoever.

“Liquidating Event” has the meaning set forth in Section 13.1 hereof.

“Liquidator” has the meaning set forth in Section 13.2 hereof.

“Local Partnerships” has the meaning set forth in the definition of “Tax Credit Investments”.

“Managing Member” means CCG, so long as it is a Member, and, at any time CCG is not a Member, such Person as shall be selected by the Special Member.  Such Person shall be deemed to be a “manager” within the meaning of Section 18-101(10) of the Delaware LLC Act.

“Master Agreement” means the Master Novation, Stabilization, Assignment, Allocation, Servicing and Asset Management Agreement dated as of March 5, 2010 by and among the Company, certain other parties and Natixis.

“Member” means the Charter Member, Special Member or any other holder of Membership Interests in the Company other than an Other Equity holder admitted as a member of the Company, and “Members” means the Charter Member, the Special Member and each other holder, if any, of Membership Interests in the Company other than an Other Equity holder admitted as a member of the Company collectively.

“Membership Interest” means an ownership interest in the Company of a Member representing a Capital Contribution by such Member and includes a limited liability company interest and any and all benefits to which the holder of such Membership Interest may be entitled as provided in this Agreement or in the Company Act, together with all obligations of such Person to comply with the terms and provisions of this Agreement.  A Membership Interest shall be expressed as a number of Units.

“Off-Setting Swap” means, with respect to any CDS, an off-setting credit default swap or other form of credit intermediation of CFIN’s or Natixis’s, as applicable, obligations in respect of such CDS either (i) in substantially the form of such CDS or (ii) in substantially such other form as agreed to by the parties to such Off-Setting Swap.

“Original Commitment” has the meaning set forth in Section 4.2(a).

“Original Effective Date” means June 28, 2006.

“Original LLC Agreement” has the meaning set forth in the preamble.

“Original Members” means the Charter Member and the Special Member.

“Other Equity” has the meaning set forth in Section 4.3(a).

“Percentage Interest” means, at any time, with respect to a Member, the ratio that (i) the number of such Member’s Units at such time bears to (ii) the total number of Units of all Members of the Company at such time, expressed as a percentage.  The Percentage Interest for each Member as of the Amendment Effective Date shall be as set forth in Exhibit A attached hereto.

“Person” means an individual or Entity.

“Quarter” means each of the three month periods ending on March 31, June 30, September 30 and December 31.

“Rating Agency” has the meaning set forth in the CFIN Operating Agreement.

“Regulations” means the final, temporary or proposed Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Special Member” means Natixis, in such Person’s capacity as a member of the Company, including its permitted successors and assigns.

“Subsidiary” means, with respect to any Person, any Entity of which a majority of

(a)           the voting power of the voting equity securities or

(b)           the outstanding equity interests,

is owned, directly or indirectly, by such Person.

“Substituted Member” means any Person to whom Units are Transferred in accordance with Article 11 hereof and who is admitted to the Company as a member of the Company in connection therewith.

“Tax Credits” means new market tax credits, low-income housing tax credits, state low-income housing tax credits, historic rehabilitation tax credits, state historic rehabilitation tax credits, home ownership tax credits (if such credits are enacted as part of the Code) and similar tax credits established by state programs, as well as depreciation and losses derived from the single-family and multi-family affordable housing transactions owned by any Local Partnerships that are allocated to the limited partner or member of such Local Partnership in accordance with Section 42 of the Code and any applicable state legislation.

“Tax Credit Investments” means ownership interests in limited partnerships or limited liability companies (the “Local Partnerships”) in respect of which certain Tax Credits are allocated to such Local Partnerships.

“Terminating Capital Transaction” means any sale or other disposition of all or substantially all of the assets of the Company or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Company.

“TOB Tax-Exempt Certificates” has the meaning set forth in the CFIN Operating Agreement.

“Transfer” as a noun, means any sale, assignment, conveyance, pledge, hypothecation, gift, encumbrance or other transfer, and as a verb, means to sell, assign, convey, pledge, hypothecate, give, encumber or otherwise transfer.

“Warrant Agreement” means the Unitholder and Warrant Agreement, dated as of June 28, 2006, among the Company, the Special Member and the Charter Member, as amended from time to time.

“Wind-Down Event” has the meaning set forth in the CFIN Operating Agreement.

“Unit” means a fractional, undivided share of the Membership Interests of all Members issued pursuant to Sections 4.1 and 4.2.  The number of Units outstanding in the Company as of the Amendment Effective Date are set forth in Exhibit A.

Certain additional terms and phrases have the meanings set forth in the preamble and text of this Agreement.

ARTICLE 2

ORGANIZATIONAL MATTERS

2.1	Continuation

The Members hereby agree to continue the Company under and pursuant to the Company Act.  Except as expressly provided herein to the contrary, the rights and obligations of the Members and the administration and termination of the Company shall be governed by the Company Act.  The Membership Interest of each Member shall be personal property for all purposes.

2.2	Name

The name of the Company shall continue to be Centerline Financial Holdings LLC.  The Company’s business may be conducted under any other name or names deemed advisable by the Managing Member.

2.3	Registered Office and Agent; Principal Office

The address of the registered office of the Company in the State of Delaware and the name and address of the registered agent for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.  The principal office of the Company shall be 625 Madison Avenue, New York, NY 10022, or such other place as the Managing Member may from time to time designate by notice to the Members.  The Company may maintain offices at such other place or places within or outside the State of Delaware as the Managing Member deems advisable.

2.4	Term

The term of the Company commenced on the date of filing of the Certificate and shall continue until the Company is dissolved pursuant to the provisions of Article 13 or as otherwise provided by law.

2.5	Authorized Person

The Charter Member is hereby designated as the “authorized person” of the Company within the meaning of the Company Act, and shall execute, deliver and file or authorize persons to execute, deliver or file any amendments and/or restatements of the Certificate and any other certificates (and any corrections, amendments and/or restatements thereof) required or permitted by the Company Act to be filed with the Secretary of State of the State of Delaware.

ARTICLE 3
PURPOSE

3.1	Purpose and Business

The purpose and nature of the business to be conducted by the Company is to:

(a)           make loans to Tax Credit Partnerships or Local Partnerships relating to Natixis Portfolio Properties, including loans used to make or pay for (i) Credit Enhanced Fund Expenses; (ii) Stabilization Payments; and (iii) Debt Service Shortfall Payments;

(b)           hold Member Interests (as defined in the CFIN Operating Agreement) issued by CFIN;

(c)           comply with its obligations as “Managing Member” of CFIN under the CFIN Operating Agreement; and

(d)           enter into and perform its obligations under the Transaction Documents, including obligations under Off-Setting Swaps, the CFIN Holdings BTB Agreements and the Interest Rate Swap;

provided that, except with respect to the Credit Agreement, the Company shall in no event have the power and authority to enter into, make or perform any written contract, agreement or other undertaking (other than the CFIN Holdings BTB Agreements) that does not contain a “No Petition; Limited Recourse” provision substantially similar to the provisions in Section 15.15.  The foregoing purposes of the Company shall be collectively referred to herein as the “Company Purposes”.

3.2	Powers

In connection with carrying out the purpose and business of the Company set forth in Section 3.1, and subject to Section 3.3 and the other terms and conditions of this Agreement, the Company shall have full power and authority to enter into, perform, and carry out contracts of any kind, to borrow money and to issue evidences of indebtedness, whether or not secured by mortgage, trust deed, pledge or other Lien, and, directly or indirectly, to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Company.

3.3	Certain Covenants Relating to Separateness; Transactions with Affiliates.

Notwithstanding anything to the contrary contained in this Agreement, the Company shall maintain its separate existence, agrees that this Section 3.3 is set forth herein to qualify the Company as a “single purpose entity”, and, specifically, shall conduct its affairs in accordance with, and each Member agrees that it will not take any actions in its dealings with the Company or with other Persons (including their creditors) that are inconsistent with, the following:

(a)           The Company shall:  (i) maintain and prepare separate financial reports (if any) and financial statements (if any) in accordance with GAAP, showing its assets and liabilities separate and apart from those of any other Person, and will not have its assets listed on the financial statement of any other Person, provided that the Company’s assets may be included in a consolidated financial statement of a Member if inclusion on such consolidated financial statement is required to comply with the requirements of GAAP, but only if (x) such consolidated financial statement shall be appropriately footnoted to the effect that the Company is a separate entity and the Company’s assets are separately owned by the Company and that they are being included on the consolidated financial statement of such Member solely to comply with the requirements of GAAP, and (y) such assets shall be listed on the Company’s own separate balance sheet; (ii) maintain accurate and appropriately detailed books, financial records and accounts, including checking and other bank accounts and custodian and other securities safekeeping accounts, that are separate and distinct from those of any of its Affiliates and any other Person; and (iii) not permit any Affiliate or any other Person independent access to its bank accounts.

(b)           The Company shall not commingle or pool any of its funds or other assets with those of any Affiliate or any other Person, and it shall hold all of its assets in its own name.

(c)           The Company shall conduct its own business in its own name and shall not operate, or purport to operate, collectively as a single or consolidated business entity with respect to any Person.

(d)           The Company shall, insofar as is consistent with commercial and business circumstances affecting its business and financial condition, remain solvent and pay its own debts, liabilities and expenses (including overhead expenses, if any) only out of its own assets as the same shall become due; provided that this Section 3.3(d) shall not constitute a guaranty or “keep well” obligation by any Member, any administrator of or with respect to the Company or any other Person in respect of the Company or its debts, liabilities or expenses or any financial or balance sheet condition or ratio of or relating to the Company.

(e)           The Company shall do, or cause to be done, all things necessary to observe all Delaware limited liability company formalities and other organizational formalities, and preserve its existence (subject to Article 13 and the other express provisions hereof), and it shall not, nor shall it permit any Affiliate or any other Person to, amend, modify or otherwise change this Agreement in a manner which would adversely affect the existence of the Company as a special purpose entity.

(f)           The Company shall not (i) except pursuant to the CFIN Holdings BTB Agreements or any other CDS not involving an Affiliate other than Natixis, guarantee, become obligated for, or hold itself or its credit out to be responsible for or available to satisfy, the debts or obligations of any other Person or (ii) except pursuant to its obligations as “Managing Member” of CFIN, control the decisions or actions respecting the daily business or affairs of any other Person.

(g)           The Company shall, to the extent it utilizes stationery, invoices and checks, maintain and utilize separate stationery, invoices and checks bearing its own name.

(h)           The Company shall, at all times, hold itself out to the public as a legal entity separate and distinct from any other Person and shall correct any known misunderstanding regarding its separate identity.

(i)           The Company shall not identify itself as a division of any other Person.

(j)           The Company shall maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or any other Person.

(k)           The Company shall not use its separate existence to abuse creditors or to perpetrate a fraud, injury or injustice on creditors in violation of applicable law.

(l)           The Company shall not act with an intent to hinder, delay or defraud any of its creditors in violation of applicable law.

(m)           The Company shall not make loans or advances to any Person, except as permitted by this Agreement or pursuant to any Transaction Document.

(n)           The Company shall not grant a Lien on any of its assets for the benefit of any Person, except pursuant to any Transaction Document.

(o)           The Company shall make no transfer of its assets, except as permitted by this Agreement or pursuant to any Transaction Document.

(p)           The Company shall cause all material transactions and agreements between it and any one or more of its Affiliates (including transactions and agreements pursuant to which assets or property of one is used or to be used by the other) to be entered into in the names of the Persons that are parties to the transaction or agreement and to be formally documented in writing.

(q)           To the extent that the Company and its Affiliates jointly contract or do business with vendors or service providers or share overhead expenses, the Company shall allocate fairly, appropriately and nonarbitrarily the costs and expenses incurred in so doing between or among such Persons, with the result that each such Person bears its fair share of all such costs and expenses.

(r)           To the extent that the Company contracts or does business with vendors or service providers where the goods or services are wholly or partially for the benefit of its Affiliates, it shall allocate fairly, appropriately and nonarbitrarily the costs incurred in so doing to the Persons for whose benefit the goods or services are provided, with the result that each such Person bears its fair share of all such costs and expenses.

(s)           The Company shall ensure that decisions with respect to its business and daily operations shall be made independently by the Managing Member and/or agents or officers of the Company, in each case acting in their capacity as such (although the individual making any particular decision may also be an employee, officer or director of any one or more of its Affiliates).

(t)           To the extent it occupies any premises in the same location or shares the use of equipment with its Affiliates, the Company shall allocate fairly, appropriately and nonarbitrarily any rent and overhead expenses among and between such Persons, with the result that each bears its fair share of all such rent and expenses.

(u)           The Company shall maintain an arm’s-length relationship with its Affiliates and enter into transactions with Affiliates only on a commercially reasonable basis and on terms not less favorable than those that could be obtained from an independent third party that is not an Affiliate of the Company.

(v)           The Company shall have no employees, but may have officers as permitted under this Agreement.

(w)           The Company shall not enter into any transaction of merger or consolidation or amalgamation, or, to the fullest extent permitted by law, liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except as provided in this Agreement.

ARTICLE 4
CAPITAL CONTRIBUTIONS

4.1	Capital Contributions of the Members

(a)           Original Commitment.  On the Original Effective Date the Charter Member contributed $29,700,000 to the capital of the Company and Natixis contributed $3,300,000 to the capital of the Company (each such commitment, an “Original Commitment”).

(b)           Units.  Each Member has been issued the Units in the Company set forth in Exhibit A in consideration for each Member making its Original Commitment.  Except as provided in Section 4.2, no other Units shall be issued by the Company.  If additional Units are issued in respect of Capital Contributions pursuant to Section 4.2, each Member shall be issued one Unit in the Company for each $100,000 (or fraction thereof) of its Capital Contribution and each Capital Contribution shall be made by the applicable Member in cash.  Exhibit A shall be amended upon each Capital Contribution to reflect any resulting adjustment to a Member’s Percentage Interest.  The issuances of the Units to the Members are intended to be, and shall be accounted for on the books, records and financial statements of the Company and the Members as, the issuance of equity capital and not as a loan by the Members to the Company.  Notwithstanding anything herein to the contrary, the transactions executed pursuant to the Transaction Documents shall not cause or result in any change to the Capital Contribution of any Member.

4.2	Additional Capital Contributions

(a) Subject to Section 7.2, if the Managing Member determines, in its sole discretion, for any purpose related to the Company Purposes that the Company requires additional capital contributions (the “Additional Capital”), then the Managing Member or its designee shall have the right (but shall not be obligated notwithstanding any fiduciary duty it may have to the Company, the Members or the creditors of the Company) to give notice to the Members in writing (the “Call Notice”) of (i) the total amount of Additional Capital required and each Member’s pro rata share thereof, (ii) the reason the Additional Capital is requested, and (iii) the date each Member’s share of the Additional Capital is due and payable, which date shall be not less than 45 business days after the notice has been given.

(b) Each Member shall have the right to fund its pro rata portion of the amount of each request for Additional Capital, but no Member shall be obligated to fund any such request.  If a Member elects, at its sole option, to not contribute the Additional Capital requested in clause (a) above prior to the expiration of the applicable due date (each Member that actually funded its pro rata share of the requested Capital Contribution is referred to in this clause (b) as a “Contributing Member”), the Managing Member shall give prompt notice of such election and the amount of the capital contribution not funded to the Company (such amount is hereinafter referred to as the “Declined Contribution”) and within 30 business days after the date of such notice, any Contributing Member may elect to fund the Declined Contribution.

4.3	Issuance of Additional Membership Interests; Admission of Additional Members

(a) Subject to Section 7.2, the Managing Member is authorized, without the consent of any Member (except as provided in Section 7.2), to cause the Company or its Subsidiaries to issue additional classes of equity (the “Other Equity”) in one or more series or classes, or in one or more series of any such class which may be senior to the Units, which may include preferred equity entitling the investor to receive statutory credits or other recognition in consideration of its ratings under the Community Reinvestment Act or other similar federal or state legislation, on such terms and conditions, as the Managing Member shall establish in each case, subject to Delaware law, including, without limitation, (i) the allocations of items of Company income, gain, loss, deduction and credit with respect to the holder of the Other Equity, (ii) the rights of the holder of the Other Equity to share in Company distributions, and (iii) the rights of the holder of the Other Equity upon dissolution and winding up of the Company.  The Special Member shall have the right to acquire, on the same terms and conditions, its pro rata share, based on its Percentage Interest, of the Other Equity issued pursuant to this clause (a).  The Company shall provide the Special Member not less than 30 days notice describing the Other Equity to be offered, the proposed offering price of the Other Equity, and the other terms and conditions on which it intends to offer the Other Equity.  If the Special Member elects to participate in such offering and purchase its pro rata share of the Other Equity, it shall do so by providing the Company written notice thereof by the end of such 30 day period.

(b) Without the consent of any other Person (except as provided in Section 7.2), the Managing Member shall have the authority to amend this Agreement to the extent necessary to reflect the rights of the holders of the Other Equity or additional Membership Interests issued in accordance with Section 4.3(a).

(c) The Managing Member is authorized to issue warrants on the terms set forth in the Warrant Agreement and to issue Units on exercise thereof on the terms set forth in the Warrant Agreement.

4.4	No Third Party Beneficiary

To the maximum extent permitted by law and except for the rights of Indemnitees under Section 7.5, no creditor or other third party having dealings with the Company shall have the right to enforce the rights or obligations of any Member to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns.  In extending credit to the Company, to the maximum extent permitted by law, no creditor can rely on any Member’s obligation to make Capital Contributions or loans to the Company.

ARTICLE 5
DISTRIBUTIONS

5.1	Regular Distributions

Except for distributions pursuant to Section 13.2 in connection with the dissolution and winding up of the Company, and subject to the provisions of Sections 5.3, 7.2(f) and 10.5, Available Cash shall be distributed at such times as shall be determined by the Managing Member, to each Member, pro rata, in accordance with such Member’s respective Percentage Interest.

5.2	Distributions Upon Liquidation

Proceeds from a Terminating Capital Transaction and any other cash received or reductions in reserves made after the dissolution and during the period of winding up of the Company shall be distributed to the Members in accordance with Section 13.2.

5.3	Limitations on Distributions

Notwithstanding any other provision contained in this Agreement, the Company, and the Managing Member on behalf of the Company, shall not be required to make any distribution to a Member in respect of its interest in the Company if such distribution would violate the Company Act or other applicable law.

ARTICLE 6
ALLOCATIONS

6.1	Allocations

Items of income, deduction, gain and loss, if any, in each taxable year of the Company shall be allocated to the Members, in accordance with Schedule B.

ARTICLE 7
MANAGEMENT AND OPERATIONS OF BUSINESS

7.1	Management

(a)          Subject to this Section 7.1 and Section 7.2(f), full, complete and exclusive discretion to manage and control the business and affairs of the Company is and shall be vested in the Managing Member, and no Member shall have any authority to act for or bind the Company or any right to participate in or exercise control or management power over the business and affairs of the Company.  In addition to the powers now or hereafter granted a managing member of a limited liability company under applicable law or which are granted to the Managing Member under any other provision of this Agreement, the Managing Member shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Company, to exercise all powers set forth in Section 3.2 hereof and to effectuate the purposes set forth in Section 3.1 hereof.

(b)   The Managing Member may from time to time delegate all or any portion of its authority to others, including without limitation agents, officers and other employees of itself or the Company which it or the Company may appoint, hire or contract with at the Company’s expense.  Such persons may include persons employed by the Charter Member and its Affiliates, including persons providing services pursuant to the Administrative Services Agreement.

(c)    (i)           Each of the Members agrees that, subject to Section 7.2, the Managing Member or a designee thereof is authorized to execute, deliver and perform all agreements and transactions on behalf of the Company without any further act, approval or vote of the Members to the fullest extent permitted under the Company Act or other applicable law, rule or regulation.

 (ii)           To the fullest extent permitted by law, the execution, delivery or performance by the Managing Member, a designee thereof or the Company of any agreement authorized or permitted under this Agreement shall not constitute a breach by the Managing Member of any duty that the Managing Member may owe the Company or the Members or any other Persons under this Agreement or of any duty stated or implied by law or equity.

7.2	Managing Member

(a)    The Managing Member shall have such powers as set forth in this Agreement.

(b)           [Intentionally Deleted.]

(c)    Subject to Sections 7.2(f), the Managing Member shall (but shall not be obligated notwithstanding any fiduciary duty it may have to the Company, the Members or the creditors of the Company), in its sole discretion, be entitled to call upon the Members to make loans to the Company on a pro rata basis in accordance with their Percentage Interests and on such terms as shall be determined by the Managing Member, in lieu of calling for Additional Capital pursuant to Section 4.2.  Notwithstanding the authority of the Managing Member to call upon the Members to make loans pursuant to this Section 7.2(c), no Member shall be obligated to make such loans to the Company; provided that this Section 7.2(c) shall not affect the commitment of Natixis to make loans to the Company in accordance with the Credit Agreement.

(d)    [Intentionally Deleted.]

(e)    [Intentionally Deleted.]

(f)    Notwithstanding anything to the contrary set forth in this Agreement, the Company and the Managing Member shall not, without the consent of the Special Member, which may be granted in its sole and absolute discretion, do any of the following:

(i)   amend, waive or otherwise modify, or terminate, this Agreement, the CFIN Operating Agreement, any Transaction Document, or any other document executed in connection herewith or therewith, provided that the Managing Member may amend this Agreement to reflect the rights of Additional Units or Other Equity permitted to be issued under this Agreement, subject only to the consent of the Special Member as to the form and substance of such amendment;

  (ii)   approve the budget under the Administrative Services Agreement for any calendar year or approve any expenditures under the budget as then in effect for any calendar year under the Administrative Services Agreement if the aggregate expenditures under such budget would exceed 110% of the aggregate amount originally set forth in such budget.

(iii)       change the lines of business of the Company or any of its Subsidiaries to any lines of business other than a line of business specified in Section 3.1 of this Agreement;

     (iv)       sell, assign or transfer assets of the Company or any of its Subsidiaries (including equity interests in CFIN or any other Subsidiary of the Company), except to the extent permitted under the Warrant Agreement or in connection with a Forced Sale permitted under clause (xiv)  below;

(v)       merge or consolidate with, or convert into, another Entity or acquire the assets of another Entity other than the acquisition of investments made by CFIN or other Subsidiaries which investments are related to the Credit Enhancement Business;

  (vi)       issue additional Units, warrants, Other Equity or any other equity interest;

(vii)      permit any transactions between (x) the Company and/or CFIN or any other Subsidiary of the Company on  the one hand and (y) the Charter Member or any of its Affiliates (other than the Company and its wholly-owned Subsidiaries) or any non-wholly-owned Subsidiary of the Company on the other hand, other than the Transaction Documents and the issuance of Units to the Charter Member in accordance with the terms hereof;

(viii)  permit the issuance of any equity interest in CFIN or any other Subsidiary of the Company to the Charter Member or any of its Affiliates (other than the Company or any of its Subsidiaries);

(ix)      file a petition in bankruptcy or consent to the institution of a bankruptcy proceeding with respect to, or otherwise permit the liquidation, dissolution or winding up of, the Company, CFIN or any of its Subsidiaries, except in connection with a Forced Sale permitted under clause (xiv) below
;
(x)       appoint any successor Administrator under the Administrative Services Agreement (or appoint any Person to fulfill any of the obligations or duties contained in the Administrative Services Agreement) or consent to the assignment by the Administrator of its rights and obligations under the Administrative Services Agreement;

(xi)      transfer or assign its obligations under the CFIN Operating Agreement;

(xii)      permit any changes or modifications to the Capital Model;

(xiii)     form or acquire, or permit any of its Subsidiaries to form or acquire, any Subsidiaries;

(xiv)    sell any asset or property of the Company having a value in excess of $1,000, provided that, subject to the rights of the Special Member under Section 4.01(c) of the Warrant Agreement, the Company shall be permitted to enter into a Forced Sale without such consent at any time after the fifth anniversary of the Original Effective Date so long as the Company shall have provided written notice thereof to the “Holders” (as defined in the Warrant Agreement), which notice shall set forth the consideration (including amount and type) and the other terms and conditions thereof, at least 20 days prior to the consummation thereof;

(xv)     retain employees or enter into any employment agreement, profits interests agreement, incentive plan agreement or any other employment related agreement with any employee or prospective employee of the Company;

(xvi)     so long as the Company or CFIN has any CDS or Off-Setting Swaps outstanding, make any distribution pursuant to Article 5 or any other provision of this Agreement;

(xvii)    cause CFIN to make any distributions to any of its Members (as defined in the CFIN Operating Agreement);

(xviii)   enter into, or cause CFIN to enter into, any CDS or any Off-Setting Swaps other than such CDS or Off-Setting Swaps existing on the date hereof;

(xix)     cause CFIN to make (a) any Stabilization Payments, Debt Service Shortfall Payments or payments of Credit Enhanced Fund Expenses or (b) any other payments to any Tax Credit Partnership or with respect to any Tax Credit Investment; or make any payments to any Tax Credit Partnership or with respect to any Tax Credit Investment other than, unless an Event of Default under the Credit Agreement is continuing, Stabilization Payments, Debt Service Shortfall Payments or payments of Credit Enhanced Fund Expenses, in each case to the extent permitted under the Master Agreement;

(xx)      incur any indebtedness, make any investment or grant any Lien on any of the Company’s assets other than (a) indebtedness incurred pursuant to the Credit Agreement and the Off-Setting Swaps, (b) loans made pursuant to the Master Note solely for purposes of making or paying for Credit Enhanced Fund Expenses, Stabilization Payments or Debt Service Shortfall Payments, (c) Liens pursuant to the Security Documents or (d) as specifically approved by Natixis under the Master Agreement (including any Schedule B-1 Work-Out Agreement or Schedule B-2 Work-Out Agreement entered into thereunder, in each case with such approval);

(xxi)     sell, assign, transfer or pledge the Membership Interest of the Charter Member granted pursuant to Section 10.5(c) this Agreement;

(xxii)    sell, assign, transfer or pledge its equity interests in CFIN;

(xxiii)   issue any Call Notice;

(xxiv)   make any demand of any Member for a capital contribution or accept any capital contribution under Section 4.2 or otherwise;

(xxv)    call upon the Members, in their capacity as members of the Company, to make loans to the Company or accept any loan under Section 7.2(c) or otherwise;

(xxvi)   lend or contribute funds or other assets;

(xxvii)  cause, or permit to occur, any amendment, termination or modification of, or any release of collateral under, the Credit Support Annex dated as of June 28, 2006 between CFIN and Centerline Origination Trust I;

(xxviii) prepay the loans under the Credit Agreement; and

(xxix)   make any capital contribution to CFIN.

(g)          Unless the Special Member consents otherwise, upon the occurrence of any event described in Section 8(b) of the Administrative Services Agreement, the Managing Member shall cause the Company to exercise its right to remove the Administrator under the Administrative Services Agreement within the timeframe set forth therein and replace the Administrator with a successor thereto upon terms and conditions satisfactory to the Special Member.

(h)         The Special Member hereby consents to the Company executing and delivering the Transaction Documents to which it is to be a party and the Company performing its obligations thereunder.

7.3	Reimbursement of the Managing Member

(a)          The Managing Member and the Independent Managers shall be reimbursed for all reasonable out-of-pocket expenses that they incur on behalf of the Company.

(b)          Such reimbursement shall be in addition to (but without duplication of) any reimbursement made as a result of indemnification pursuant to Section 7.5 hereof.

7.4	Transactions with Affiliates

(a)          Subject to Section 3.3 and Section 7.2(f), the Company may in the ordinary course of business Transfer assets to Subsidiaries and entities which thereby become Subsidiaries upon such terms and subject to such conditions consistent with this Agreement and applicable law as the Managing Member, in its sole and absolute discretion, may determine.

(b)         The Company may enter into an Administrative Services Agreement, in respect of services to be performed, directly or indirectly, for the benefit of the Company, the Members, any Subsidiaries of the Company or any Affiliate of any of them, on terms to be approved by the Members.

(c)          The Company is authorized to execute and deliver the Transaction Documents and to perform its obligations thereunder.

(d)          The Members hereby ratify and agree that the issuance by the Company on its own behalf of the CFIN Holdings BTB Agreements are authorized transactions of the Company.

(e)          Nothing in this Section 7.4 shall limit Section 3.3 or Section 7.2(f).

7.5	Indemnification

(a)          (i)         To the fullest extent permitted by Delaware law, the Company shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, reasonable attorneys’ fees and other legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that such Indemnitee becomes subject to or liable for by reason of the formation, operation, dissolution or termination of the Company or the actions of such Indemnitee in connection with the conduct of the affairs of the Company, except to the extent it is finally determined by a court of competent jurisdiction, from which no further appeal may be taken, that such Indemnitee’s action constituted intentional acts or omissions constituting willful misconduct or gross negligence.

(ii)         Any indemnification pursuant to this Section 7.5 shall be made only out of the assets of the Company, and neither the Charter Member, Special Member nor the Independent Managers shall have any obligation to contribute to the capital of the Company, or otherwise provide funds, to enable the Company to fund its obligations under this Section 7.5.

(b)          Reasonable expenses incurred by an Indemnitee who is a party to a proceeding shall be paid or reimbursed by the Company in advance of the final disposition of the proceeding so long as such Indemnitee or a Person on such Indemnitee’s behalf shall have provided the Company with a written undertaking to reimburse the Company for all amounts advanced if it is ultimately determined that such Indemnitee is not entitled to indemnification hereunder.

(c)          The indemnification provided by this Section 7.5 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote or consent of the Members, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Indemnitee is indemnified.

(d)   Notwithstanding any duty otherwise existing at law or in equity, and to the fullest extent permitted by law, no Independent Manager shall be subject to a fiduciary duty to the Company or the Members.

(e)   The Company may, but shall not be obligated to, purchase and maintain insurance, on behalf of the Indemnitees and such other Persons as the Managing Member shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(f)   An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.5 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(g)   (i)   The provisions of this Section 7.5 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(ii)   Any amendment, modification or repeal of this Section 7.5 or any provision hereof shall be prospective only and shall not in any way affect the Company’s liability to any Indemnitee under this Section 7.5, as in effect immediately prior to such amendment, modification, or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

7.6	Liability of the Managing Member, the Independent Managers and the Members

(a)   Notwithstanding anything to the contrary set forth in this Agreement, the Members, the Managing Member and the Independent Managers shall not be liable for monetary damages to the Company or any Members for losses sustained or liabilities incurred as a result of errors in judgment or mistakes of fact or law or of any act or omission unless such Member’s, such Managing Member’s or such Independent Manager’s actions constitute intentional acts or omissions constituting willful misconduct or gross negligence.

(b)   The Members, the Managing Member and the Independent Managers shall not be responsible for any misconduct or negligence on the part of any agent appointed by the Managing Member in good faith.

(c)   Notwithstanding any duty that might otherwise have existed under law or equity, whenever this Agreement or any other agreement contemplated hereby provides any Indemnitee or their respective Affiliates is permitted or required to make a decision (i) in its “discretion” or under a grant of similar authority or latitude, the Indemnitee or such Affiliate shall, to the fullest extent permitted by law, be entitled to consider such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any Member, or (ii) in its “good faith” or under another express standard, any Indemnitee or Affiliate thereof shall act under such express standard and shall not be subject to any other or different standards, imposed by this Agreement, any other agreement contemplated hereby or applicable law or equitable principles, unless otherwise required by a mandatory provision of applicable law.

(d)   The provisions of this Agreement, to the extent they restrict or eliminate the duties and liabilities of any Indemnitee or Affiliate thereof otherwise existing at law or in equity, are agreed by the Members to completely replace such other duties and liabilities of the Indemnitee or their Affiliates.

7.7	Other Matters Concerning the and the Independent Managers

(a)   The Managing Member and the Independent Managers may rely and shall be protected in acting, or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

(b)   The Managing Member and the Independent Managers may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which the Managing Member or the Independent Managers reasonably believe to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith if taken in accordance with such opinion.

(c)   In the event an attorney in fact is acting on behalf of the Managing Member or the Independent Managers, such attorney in fact shall, to the extent provided by the Managing Member or the Independent Managers, as applicable, in their power of attorney, have full power and authority to do and perform each and every act and duty which is permitted or required to be done by the Managing Member or the Independent Managers, as applicable, hereunder.

7.8	Reliance by Third Parties

(a)   Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Company shall be entitled to assume that the Managing Member has full power and authority, without consent or approval of any Member or any other Person, to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any contracts on behalf of the Company, and take any and all actions on behalf of the Company, and such Person shall be entitled to deal with the Managing Member as if the Managing Member were the Company’s sole party in interest, both legally and beneficially.

(b)   To the fullest extent permitted by law, each Member hereby waives any and all defenses or other remedies which may be available against such Person to contest, negate or disaffirm any action of the Managing Member in connection with any such dealing, other than in connection with actions requiring consent pursuant to Section 7.2(f).

(c)   In no event shall any Person dealing with the Managing Member or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expediency of any act or action of the Managing Member or their representatives.

(d)   Each and every certificate, document or other instrument executed on behalf of the Company by the Managing Member or its representatives at the direction of the Managing Member shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that

(i)        at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect;
(ii)       the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Company; and
(iii)      such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.

7.9           Independent Managers. The Charter Member and the Special Member shall select and appoint and be entitled to remove and replace the Independent Managers upon a vacancy in such position.  Each Independent Manager shall at all times hold such position until a successor shall have been appointed by the Charter Member and the Special Member.  The Independent Managers as of the Amendment Effective Date are set forth on Schedule C.  In addition to being appointed by the Charter Member and the Special Member in accordance with the preceding sentence, the Independent Managers shall be Persons who are not, and for at least two years prior to such appointment have not been, (i) a director, officer, employee, partner, member or stockholder of any Person owning beneficially, directly or indirectly, any of the outstanding equity interests in the Company, its Members or Affiliates or (ii) a director, officer, employee, partner, member or a stockholder owning more than 1% of the outstanding equity interests in any such beneficial owner’s parent, subsidiaries or Affiliates (in each case other than such Person’s capacity as “Independent Manager” or independent manager of the Company, any of its Affiliates or another direct or indirect special purpose subsidiary of the Charter Member).  Each Independent Manager shall act in its capacity as a manager of the Company with only such duties and rights as are expressly set forth in this Agreement.  Each Independent Manager is hereby designated as a “manager” of the Company within the meaning of Section 18-101(10) of the Delaware LLC Act with only such duties and rights as are expressly set forth in this Agreement.  To the fullest extent permitted by law, the Independent Managers shall consider the interests of the rated debtholders and other creditors of the Company in making determinations hereunder.  No Independent Manager shall be entitled to vote on any matter other than a determination by the Managing Member to commence insolvency proceedings, including the commencement of a voluntary case under the Bankruptcy Code, with respect to the Company.  Notwithstanding anything to the contrary set forth in this Agreement, the Managing Member shall not file a petition in bankruptcy or consent to the institution of a bankruptcy proceeding with respect to, or otherwise permit the liquidation, dissolution or winding up of, the Company, CFIN or any of its Subsidiaries without the affirmative vote (or consent) of each Independent Manager.

ARTICLE 8
RIGHTS AND OBLIGATIONS OF THE MEMBERS AND THE INDEPENDENT MANAGERS

8.1	Limitation of Liability

The Members and the Independent Managers shall have no liability under this Agreement except for intentional acts or omissions constituting willful misconduct or gross negligence.

8.2	Management of Business

The Members and the Independent Managers shall not take part in the day-to-day operations or management of the Company, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company, except through the Managing Member.

8.3	Outside Activities of the Members and the Independent Managers

(a)   Notwithstanding any duty otherwise existing at law or in equity, any Member, the Managing Member or Independent Manager and any officer, director, employee, agent, trustee, Affiliate or shareholder of any Member, the Managing Member or Independent Manager shall be entitled to and may engage in or possess an interest in any other business venture, of every nature and description, independently or with others, whether or not competitive with the business of the Company, except as separately agreed in writing between the Special Member and the Charter Member.

(b)   Notwithstanding any duty otherwise existing at law or in equity, neither the Company, any Member nor any Independent Manager shall have any rights by virtue of this Agreement in any business ventures, or the income derived therefrom, of any Member or Independent Manager outside of the business contemplated by this Agreement and/or any exhibits hereto.

8.4	Rights of Members Relating to the Company

(a)   In addition to the other rights provided by this Agreement or by the Company Act, and except as limited by Section 8.4(e), the Company shall promptly provide to the Members all information reasonably requested by any or all of them in connection with any filing requirements (whether related to tax or otherwise) applicable to any Member.

(b)   In addition to the other rights provided by this Agreement or by the Company Act, and except as limited by Section 8.4(e), each Member shall have the right, provided that such request is for a purpose reasonably related to such Member’s interest as a Member in the Company, upon written demand with a statement of the purpose of such demand and at such Member’s own expense:

(i)   to obtain a copy of the Company’s federal, state and local income tax returns for each Company Year;

(ii)   to obtain a current list of the name and last known business, residence or mailing address of any Member;

(iii)   to obtain a copy of this Agreement and the Certificate and all amendments or restatements thereto, together with executed copies of all powers of attorney pursuant to which this Agreement, the Certificate and all amendments and/or restatements thereto have been executed.

(c)   In addition to the other rights provided by this Agreement or by the Company Act and except as limited by Section 8.4(e) hereof, the Managing Member shall send to each Member at the Company’s expense, within the time periods set forth below:

(i)   as soon as available and in any event within 120 days after the close of each Company Year, (a) the statements of income of the Company for such Company Year, (b) the related balance sheets (including any related notes thereto) of the Company as at the end of such Company Year, (c) the related statements of equity and cash flows for the Fiscal Year, (d) the related notes to the financial statements and (e) an opinion of the Company Auditor unless the Company does not have sufficient funds to pay such Company Auditor, which opinion shall state that the final statements of income, retained earnings and cash flows and balance sheet (including the related notes thereto) delivered under this clause fairly present the financial condition and results of operations of the Company as at the end of, and for, such Company Year in accordance with GAAP;

(ii)   as soon as available and in any event within 60 days after the end of each of the first three Quarters of each Company Year of the Company, (a) the statements of income of the Company for each such Quarter and (b) the related balance sheets (including any related notes thereto) of the Company as at the end of such Quarter and the related statements of cash flows for the period from the beginning of such Company Year to the end of such Quarter;

(iii)   as soon as available with respect to each Company Year, annual budgets of the Company, CFIN and each of their Subsidiaries;

(iv)   as soon as available, copies of (a) any auditors’ reviews pursuant to Section 2.11(f) of the CFIN Operating Agreement, (b) all reports and notices pursuant to Section 9.2 of the CFIN Operating Agreement, (c) each “Distribution Schedule” (as defined in the CFIN Operating Agreement) delivered pursuant to Section 13.2 of the CFIN Operating Agreement and (d) all other notices and reports delivered under or pursuant to the CFIN Operating Agreement; and

(v)   upon the occurrence thereof, notice of any event described in Section 12.1(i) of the CFIN Operating Agreement.

(d)    In addition to the other rights provided by this Agreement or by the Company Act and except as limited by Section 8.4(e) hereof, the Managing Member shall promptly send to the Special Member copies of any and all notices (i) received by the Company; (ii) delivered by the Company to the lenders under the Credit Agreement; and (iii) received or delivered by the Company as Managing Member of CFIN.

(e)    Notwithstanding any other provision of this Section 8.4, the Company may keep confidential from each Member, for such period of time as the Managing Member reasonably believes is necessary, any information that (i) the Company is required by law to keep confidential; or (ii) the Company is required by agreements with an unaffiliated third party to keep confidential, to the extent that such Member shall not have agreed to keep any such information confidential on substantially similar terms and conditions as shall have been agreed by the Company in such agreement; provided that, notwithstanding the provisions of this Section 8.4(e), the Members shall in any event be entitled to obtain copies of the Companys tax returns and information reasonably needed by either Member to prepare tax returns as provided in Section 8.4(b)(i).

(i)    the Company is required by law to keep confidential; or

(ii)    the Company is required by agreements with an unaffiliated third party to keep confidential, to the extent that such Member shall not have agreed to keep any such information confidential on substantially similar terms and conditions as shall have been agreed by the Company in such agreement; provided that, notwithstanding the provisions of this Section 8.4(e), the Members shall in any event be entitled to obtain copies of the Companys tax returns and information reasonably needed by either Member to prepare tax returns as provided in Section 8.4(b)(i).

ARTICLE 9
BOOKS, RECORDS, ACCOUNTING AND REPORTS

9.1	Records and Accounting

(a)   The Managing Member shall keep or cause to be kept at the principal office of the Company those records and documents required to be maintained by the Company Act and other books and records deemed by the Managing Member to be appropriate with respect to the Company’s business, and to provide to the Members any information, lists and copies of documents required to be provided pursuant to Section 8.4(a) hereof.  Subject to Section 8.4(e), any Member (or its duly authorized representative), at the expense of such Member, shall have the right at any time to inspect and copy from such books, records and documents during normal business hours upon reasonable notice, provided that such inspection and copying do not interfere with the normal business operations of the Company; and provided, further, that such inspection is for a purpose reasonably related to such Member’s interest as a Member of the Company.

(b)   Any records maintained by or on behalf of the Company in the regular course of its business may be kept on, or be in the form of, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided that the records so maintained are convertible into clearly legible written form within a reasonable period of time.

ARTICLE 10
TAX MATTERS

10.1	Preparation of Tax Returns

The Managing Member shall arrange for the preparation and timely filing of all returns of Company income, gains, deductions, losses and other items required of the Company for federal and state income tax purposes and shall use commercially reasonable efforts to furnish, within one hundred eighty (180) days of the close of each taxable year, the tax information reasonably required by the Members for federal and state income tax reporting purposes.  In addition, the Managing Member shall, within seventy-five (75) days after the close of each taxable year, furnish the Members with a list of states where Company income is reportable for such taxable year, together with an estimate of such income allocable to each such state.

10.2	Tax Elections

(a)   The Managing Member shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code; provided, however, that, to the extent any such election affects the amount or timing of recognition of gain or taxable income or loss by the Members, such election shall only be made with the consent of the Members, which shall not be unreasonably withheld.

(b)   The Managing Member shall have the right to seek to revoke any tax election it makes, provided, however, that, to the extent any such revocation of election affects the amount or timing of recognition of gain or taxable income or loss by the Members, such revocation of election shall only be made with the consent of the Members, which shall not be unreasonably withheld.

10.3	Tax Matters Member

(a)   The Charter Member shall serve as the “tax matters partner” of the Company for federal income tax purposes.

(b)   Upon receipt of notice from the IRS of the beginning of an administrative proceeding with respect to the Company, the tax matters partner shall furnish the IRS with the name, address, taxpayer identification number, and profit interest of each of the Members; provided that such information is provided to the Company by the Members.  The Members shall have the right at their expense to participate in any audits.

(c)   Except as otherwise provided in this Agreement, the tax matters partner is authorized, but not required:

(i)   to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Company items required to be taken into account by a Member for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”), and in the settlement agreement the tax matters partner may expressly state that such agreement shall bind all Members, provided that no action shall be taken without the consent of the Managing Member and such settlement agreement shall not bind any Member:

(A)   who (within the time prescribed pursuant to the Code and Regulations) files a statement with the IRS providing that the tax matters partner shall not have the authority to enter into a settlement agreement on behalf of such Member; or

(B)   who is a “notice partner” (as defined in Section 6231(a)(8) of the Code) or a member of a “notice group” (as defined in Section 6223(b)(2) of the Code);

(ii)   in the event that a notice of a final administrative adjustment at the Company level of any item required to be taken into account by a Member for tax purposes (a “final adjustment”) is mailed to the tax matters partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court or the filing of a complaint for refund with the United States Claims Court or the District Court of the United States for the district in which the Company’s principal place of business is located;

(iii)   to intervene in any action brought by any other Member for judicial review of a final adjustment;

(iv)   to file a request for an administrative adjustment with the IRS and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

(v)   to enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item required to be taken account of by a Member for tax purposes, or an item affected by such item; and

(vi)   to take any other action on behalf of the Members or the Company in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

The taking of any action and the incurring of any expense by the tax matters partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the tax matters partner and the provisions relating to indemnification of the Managing Member set forth in Section 7.5 of this Agreement shall be fully applicable to the tax matters partner in its capacity as such.

(d)   (i)    The tax matters partner shall receive no compensation for its services as such.

(ii)   All third party costs and expenses incurred by the tax matters partner in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Company.

(iii)   Nothing herein shall be construed to restrict the Company from engaging an accounting firm to assist the tax matters partner in discharging its duties hereunder, so long as the compensation paid by the Company for such services is reasonable.

10.4	Organizational Expenses

The Company shall elect to deduct expenses, if any, incurred by it in organizing the Company as provided in Section 709 of the Code.

10.5	Withholding

(a)   The Members hereby authorize the Company to withhold from, or pay on behalf of or with respect to, such Member any amount of federal, state, local, or foreign taxes that the Managing Member determines that the Company is required by law to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Company pursuant to Sections 1441, 1442, 1445, or 1446 of the Code.  Prior to withholding, the Managing Member shall endeavor to (i) provide reasonable advance notice to the Members, which shall provide the basis for withholding and (ii) if requested, discuss the need to withhold with the Members.  The Managing Member shall permit a Member who is subject to withholding to contest the obligation to withhold at its own expense.

(b)   (i)    Any amount paid on behalf of or with respect to a Member shall constitute a loan by the Company to such Member, which loan shall be repaid by such Member within fifteen (15) days after notice from the Managing Member that such payment must be made unless

(A)   first, the Company withholds such payment from a distribution which would otherwise be made to the Member; or

(B)   second, the Managing Member determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Company which would, but for such payment, be distributed to the respective Member.

(ii)   Any amounts withheld pursuant to the foregoing clauses (A) or (B) shall be treated as having been distributed to such Member.

(c)   (i)   Each Member hereby unconditionally and irrevocably grants to the Company a security interest in such Member’s Membership Interest to secure such Member’s obligation to pay to the Company any amounts required to be paid pursuant to this Section 10.5.

(ii)   (A)           In the event that a Member fails to pay when due any amounts owed to the Company pursuant to this Section 10.5, the non-defaulting Member may, in its sole and absolute discretion, elect to make the payment to the Company on behalf of such defaulting Member, and in such event shall be deemed to have loaned such amount to such defaulting Member and shall succeed to all rights and remedies of the Company as against such defaulting Member.

(B)   Without limitation, in such event, the non-defaulting Member shall have the right to receive distributions that would otherwise be distributable to such defaulting Member until such time as such loan, together with all interest thereon, has been paid in full, and any such distributions so received by the non-defaulting Member shall be treated as having been distributed to the defaulting Member and immediately paid by the defaulting Member to the non-defaulting Member in repayment of such loan.

(iii)   Any amount payable by a Member hereunder shall bear interest at the Interest Rate plus four (4) percentage points, but in no event higher than the maximum lawful rate of interest on such obligation, such interest to accrue from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full.

(iv)   Each Member shall take such actions as the Company or the Managing Member shall request in order to perfect or enforce the security interest created hereunder.

ARTICLE 11
TRANSFERS AND RESIGNATIONS

11.1	Transfer

(a)   No Membership Interest shall be Transferred, in whole or in part except in accordance with this Article 11, and any Transfer or purported Transfer of a Membership Interest not made in accordance with this Article 11 shall, to the fullest extent permitted by law, be null and void.

(b)   The bankruptcy (as defined in the Company Act) of a Member, in and of itself, shall not cause such Member to cease to be a Member or to dissolve or terminate the Company.

11.2	Transfer of Membership Interests

(a)          A Member may Transfer, in whole or in part, its Membership Interest to any Person and such Person shall be admitted to the Company as a Substitute Member, provided that (i) subject to clause (b) below, the affirmative consent (not to be unreasonably withheld) of the Charter Member shall have been obtained for any such Transfer by the Special Member or any of its Affiliates, (ii) subject to clause (b) below, the affirmative consent (not to be unreasonably withheld) of the Special Member shall have been obtained for any such Transfer by the Charter Member or any of its Affiliates, (iii) such Transfer shall not be permitted (A) if it results in (x) the Company being classified as a publicly traded partnership for purposes of Section 7704 of the Code, (y) a violation of the federal securities laws or in the Company being treated as an investment company under the Investment Company Act of 1940, as amended, or (z) a violation of, or make the Company subject to the requirements of ERISA or result in the assets of the Company being treated as “plan assets” under ERISA, or (B) if the transferee is not treated as a United States person within the meaning of section 7701(a)(30) of the Code, (iv) the applicable Substituted Member shall have delivered to the Managing Member evidence of acceptance in a form reasonably satisfactory to the Managing Member of all of the terms and conditions of this Agreement and (v) any Transfer by a Member that is a “Holder” under the Warrant shall comply with Section 3 of the Warrant Agreement.

(b)          Notwithstanding clauses (a)(i) and (a)(ii) above, the following Transfers shall not require the consent of either the Charter Member or the Special Member:

(i)           any Transfer of Units contemplated by or pursuant to the Warrant Agreement;

(ii)           any Transfer of a Membership Interest by a Member to any Affiliate of such Member or any member, manager or partner thereof;

(iii)           any Transfer by the Charter Member of its Membership Interest so long as a “Change of Control” (as defined in the Warrant Agreement) has not occurred and would not occur as a result of such Transfer;

(iv)           any Transfer of a Membership Interest by the Special Member after the occurrence and during the continuance of (x) an event described in clauses (b) through (e) of the definition of “Triggering Event” in the Warrant Agreement, (y) any default shall have occurred in respect of any indebtedness or (y) a Put Default; and

(v)           any bona fide pledge or assignment of a security interest to a financial institution by the Charter Member or the Special Member in all or any portion of a its Membership Interest to secure full recourse obligations of such Member and, following a default, such financial institution (or its transferee or nominee) may exercise its default remedies and may acquire the Member Interest of such Member and become a Member;

(c)           A Substituted Member who has been admitted as a Member in accordance with this Article 11 shall have all the rights and powers and be subject to all the restrictions and liabilities of a Member under this Agreement.  Upon the admission of a Substituted Member, without the need for any additional act or consent of any Person, the Managing Member shall amend Exhibit A to reflect the number of Units and Percentage Interests of the Members.

11.3	General Provisions

(a)   No Member may resign from the Company other than as a result of a permitted Transfer of all of such Member’s Units in accordance with this Article 11.

(b)   Any Member which shall Transfer all of its Units in a Transfer permitted pursuant to this Article 11 shall cease to be a Member upon the effective date of the Transfer.

(c)   (i)         Solely for purposes of making such allocations, each of such items for the calendar month in which the Transfer or assignment occurs shall be allocated to the transferee Member, and none of such items for the calendar month in which an exchange, transfer or assignment occurs shall be allocated to the transferor Member, provided, however, that the Managing Member may adopt such other conventions relating to allocations in connection with transfers, assignments, or exchanges as it determines are necessary or appropriate.

(ii)   All distributions of Available Cash attributable to Units, with respect to which the Company Record Date is before the date of such transfer, assignment, or exchange of such Units, shall be made to the transferor Member, and in the case of a transfer or assignment other than an exchange, all distributions of Available Cash thereafter attributable to such Units shall be made to the transferee Member.

ARTICLE 12
ADMISSION OF MEMBERS

12.1	Amendment of Agreement and Certificate

For the admission to the Company of any Member in accordance with the provisions of this Agreement, without the need for any additional act or consent of any Person (except for any consent required under any other section of this Agreement), the Managing Member shall take all steps necessary and appropriate under the Company Act to amend the records of the Company and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment of Exhibit A) and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section 2.5 hereof.

ARTICLE 13
DISSOLUTION, LIQUIDATION AND TERMINATION

13.1	Dissolution

(a)   The Company shall not be dissolved by the admission of Substituted Members or by the admission of a successor Charter Member or the admission of any other Person as a Member in accordance with the terms of this Agreement.

(b)   The Company shall dissolve, and its affairs shall be wound up, only upon the first to occur of any of the following (“Liquidating Events”):

(i)   an election to dissolve the Company made by the Managing Member and approved or consented to by both Independent Managers;

(ii)   entry of a decree of judicial dissolution of the Company pursuant to Section 18-802 of the Company Act;

(iii)   the sale of all or substantially all of the assets and properties of the Company; and

(iv)   any time there are no members of the Company, unless the Company is continued without dissolution in accordance with the Company Act.

13.2	Winding Up

(a)   (i)   Upon the occurrence of a Liquidating Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members.

(ii)   No Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs.

(iii)   The Person elected with the consent of the Members to act as liquidating trustee (such Person being referred to herein as the “Liquidator”) shall be responsible for overseeing the winding up and dissolution of the Company and shall take full account of the Company’s liabilities and property and the Company property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom shall be applied and distributed in the following order, unless otherwise required by mandatory provisions of applicable law:

(A)   First, to the satisfaction of all of the Company’s debts and liabilities to creditors other than the Members (whether by payment or reasonable provision for payment thereof);

(B)   Second, to the satisfaction of all of the Company’s debts and liabilities to the Members (whether by payment or reasonable provision for payment thereof) in proportion to their outstanding principal balances thereof;

(C)   The balance, if any, to the Members to the extent of and in accordance with the Percentage Interests, after giving effect to all contributions, distributions, and allocations for all periods.

(iv)  The Managing Member or its designee shall not receive any additional compensation for any services performed pursuant to this Article 13.

(v)   Any distributions pursuant to this Section 13.2(a) shall be made by the end of the Company’s taxable year in which the dissolution occurs (or, if later, within 90 days after the date of the dissolution).

(b)   (i)   Notwithstanding the provisions of Section 13.2(a) hereof which require liquidation of the assets of the Company, but subject to the order of priorities set forth therein, if the Liquidator determines that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss to the Members, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any asset except those necessary or advisable to satisfy liabilities of the Company (including those to Members as creditors) or distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.2(a) hereof, undivided interests in such Company assets as the Liquidator deems not suitable for liquidation.

(ii)   Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interests of the Members, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time.

(iii)   The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

(c)   In the reasonable discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Article 13 may be:

(i)    distributed to a trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent, conditional or unmatured liabilities or obligations of the Company or the Managing Member arising out of or in connection with the Company; the assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to this Agreement; or

(ii)   withheld or escrowed to provide a reasonable reserve for Company liabilities (contingent, conditional, unmatured or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld or escrowed amounts shall be distributed to the Members in the manner and order of priority set forth in Section 13.2(a) hereof as soon as practicable.

13.3	No Obligation to Contribute Deficit

If any Member has a deficit balance in his Capital Account (as defined in Schedule B)  (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such dissolution occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

13.4	Rights of the Members

Except as otherwise provided in this Agreement, each Member shall look solely to the assets of the Company for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Company.

13.5	Notice of Dissolution

In the event a Liquidating Event occurs or an event occurs that would, but for the provisions of an election by one or more Members pursuant to Section 13.1 hereof, result in a dissolution of the Company, the Managing Member shall, within thirty (30) days thereafter, provide written notice thereof to each of the Members.

13.6	Termination of Company and Cancellation of Certificate

Upon the completion of the winding up of the Company’s affairs, as provided in Section 13.2 hereof, the Company shall be terminated by the filing of a certificate of cancellation with the Secretary of State of the State of Delaware pursuant to the Company Act, and all qualifications of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Company in jurisdictions other than Delaware shall be taken.

13.7	Reasonable Time for Winding Up

A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 13.2 hereof in order to minimize any losses otherwise attendant upon such winding up, and the provisions of this Agreement shall remain in effect among the Members during the period of winding up.

13.8	Waiver of Partition

Each Member hereby waives any right to partition of the Company property.

ARTICLE 14

AMENDMENT OF OPERATING AGREEMENT; MEETINGS

14.1	Amendments

Subject to Sections 4.3(b), 7.2(f) and 12.1, this Agreement may only be amended, supplemented or otherwise modified with the prior written consent of the Charter Member and the Special Member, provided that to effect any amendment to Section 7.9, the approval of the Independent Managers, not to be unreasonably delayed or withheld, to such amendment must be obtained.

14.2	Meetings of the Members

(a)   (i)       Meetings of the Members may be called from time to time by the Managing Member and shall be called upon the receipt by the Managing Member of a written request by either Member.

(ii) Notice of any such meeting shall be given to all Members and the Independent Managers not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting.

(iii) The request shall state the nature of the business to be transacted.

(iv) Members may vote in person or by proxy at such meeting.  Independent Managers must vote in person at such meeting.

(v) Whenever the vote or consent of the Members and/or the Independent Managers is permitted or required under this Agreement, such vote or consent may be given at a meeting of the Members or may be given in accordance with the procedure prescribed in Section 14.2(b) hereof.

(b)   (i)       Any action required or permitted to be taken at a meeting of the Members may be taken without a meeting and without prior notice if a written consent setting forth the action so taken is signed by the Members and/or the Independent Managers required to consent to such action.

(ii) Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote at a meeting.

(iii) Such consent shall be filed with the Managing Member.

(iv) An action so taken shall be deemed to have been taken at a meeting held on the effective date of the consent as certified by the Managing Member.

(c)   (i)       Each Member may authorize any Person or Persons to act for him by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting.

(ii) Every proxy must be signed by the Member or his attorney in fact and a copy thereof delivered to the Company.

(iii) No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy.

(iv) Every proxy shall be revocable at the pleasure of the Member executing it, such revocation to be effective upon the Managing Member’s receipt of written notice of such revocation from the Member executing such proxy.

(d)   Each meeting of the Members shall be conducted by the Managing Member or such other Person as the Managing Member may appoint pursuant to such rules for the conduct of the meeting as the Managing Member or such other Person deems appropriate.

ARTICLE 15
GENERAL PROVISIONS

15.1	Addresses and Notice

Any notice, demand, request or report required or permitted to be given or made to a Member and/or the Independent Managers under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by overnight delivery or via facsimile to such Member or Independent Manager at the address set forth in Schedule A or such other address of which such Member or Independent Manager shall notify the Managing Member in writing.

15.2	Titles and Captions

All article or section titles or captions in this Agreement are for convenience only, shall not be deemed part of this Agreement and shall in no way define, limit, extend or describe the scope or intent of any provisions hereof.  Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

15.3	Pronouns and Plurals

Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

15.4	Further Action

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

15.5	Binding Effect

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

15.6	Creditors

Other than as expressly set forth herein with respect to the Indemnitees, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company, unless such creditor or its Affiliate holds a Membership Interest in the Company.

15.7	Waiver

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

15.8	Counterparts

This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.  Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

15.9	Applicable Law

This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

15.10	Invalidity of Provisions

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

15.11	Entire Agreement

This Agreement, together with the Administrative Services Agreement, the Warrant Agreement and the Registration Rights Agreement dated as of June 28, 2006 between Natixis and the Company, contains the entire understanding and agreement among the Members with respect to the subject matter hereof and thereof and supersedes any other prior written or oral understandings or agreements among them with respect thereto.

15.12	Merger

Subject to Section 7.2(f), solely upon the consent of the Managing Member and without the need for the consent of any other Person, including any Member, the Company may merge with, or consolidate into, or convert into, any Person or Entity in accordance with the Company Act and any other applicable law.

15.13	Acquisition of Debt

The Charter Member shall not acquire any debt, additional Units or Other Equity that have been issued by the Company or any of its Subsidiaries to third parties from such third parties without the consent of the Special Member.

15.14	Effect of Amendment and Restatement

On the Amendment Effective Date, the Original LLC Agreement shall be amended and restated in its entirety.  The parties hereto acknowledge and agree that (i) this Agreement and the other Transaction Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation or termination of the obligations under the Original LLC Agreement as in effect immediately prior to the Amendment Effective Date, which remain outstanding and (ii) such obligations are in all respects continuing (as amended and restated hereby).

15.15	No Petition; Limited Recourse.

Each Member hereby agrees (which agreement shall be binding upon its successors, assigns and participants) that, notwithstanding any other provision of this Agreement to the contrary, it shall not, prior to the date that is one year and one day (or, if longer, one day longer than any applicable preference period then in effect) after the Full Distribution Date, institute against, or join any other Person in instituting against, the Company any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, or other proceedings under U.S. federal or state bankruptcy or similar laws.  Nothing in this Section 15.15 shall preclude, or be deemed to stop, such Member (i) from taking any action prior to the expiration of the aforementioned period in (A) any case or proceeding voluntarily filed or commenced by the Company or (B) any involuntary insolvency proceeding filed or commenced by a Person other than such Member or any of its Affiliates or (ii) from commencing against the Company or any of its properties any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding.

Each Member hereby agrees that the terms of this Section 15.15 are for the benefit of the Administrative Agent and the Lenders (including their respective successors, assigns and participants) under the Credit Agreement, and shall be directly enforceable by the Administrative Agent (on behalf of itself and the Lenders and their respective successors, assigns and participants), including, without limitation, by injunctive relief and other specific performance, as if such Persons were direct parties hereto.

The provisions of this Section 15.15 shall survive termination of this Agreement.

As used herein, “Full Distribution Date” means the earliest date as of which Natixis shall have certified to the Company in writing that each of the following have occurred:

(a)           the payment in full of all principal, interest and other amounts owing to the Lenders and Administrative Agent under the Credit Agreement, Security Agreement and other Loan Documents, and the termination of the commitments under the Credit Agreement;

(b)           the payment in full of all amounts owing to Natixis under the Off-Setting Swaps and the termination of Natixis' obligations under the front-end CDS corresponding to such Off-Setting Swaps; and

(c)           the redemption in full of Natixis' ownership interest in the Company and each of its ownership interests in each Tax Credit Partnership.

Signature Page to First Amended and Restated Limited Liability Company Agreement of Centerline Financial Holdings LLC by and among the undersigned and the other parties thereto.

CHARTER MEMBER AND MANAGING MEMBER:

CENTERLINE CAPITAL GROUP INC.

By:	/s/ Marc D. Schnitzer
Name:	Marc D. Schnitzer
Title:	Chief Executive Officer

SPECIAL MEMBER:

NATIXIS FINANCIAL PRODUCTS INC.

By:	/s/ Kevin Alexander
Name:	Kevin Alexander
Title:	Managing Director

By:	/s/ Thomas G. Sharpe
Name:	Thomas G. Sharpe
Title:

INDEPENDENT MANAGERS:

JOSEPH K. WINRICH

By:	/s/ Joseph K. Winrich
Name:	Joseph K. Winrich

ROBERT K. ROWELL

By:	/s/ Robert K. Rowell
Name:	Robert K. Rowell

Exhibit A

Members and Membership Interests

Name	Number of Units	Percentage Interest
Centerline Capital Group Inc.	297	90%
Natixis Financial Products Inc.	33	10%